Integra Bank Corporation to Move Stock Listing from The NASDAQ Capital Market

EVANSVILLE, INDIANA – April 15, 2011 – Integra Bank Corporation (NASDAQ Capital Market: IBNK), today reported that it was delisting its common stock from The NASDAQ Capital Market and that the stock is expected to begin trading on the OTCQB™ Marketplace effective with the opening of business on May 2, 2011.

As previously disclosed, the Company received notification from the NASDAQ Stock Market (“Nasdaq”) that the Company was not in compliance with minimum standards for shareholders’ equity, as set forth in Listing Rule 5550(b) for continued listing of the Company’s common stock on The NASDAQ Capital Market.  The notification indicated that the Company had 45 calendar days, or until May 5, 2011, to submit a plan to regain compliance with the standard for continued listing set forth in Listing Rule 5550(b).   The Company is also currently not in compliance with Marketplace Rule 5450(a)(1), which requires that the trading price exceed $1.00 per share for a ten day period.

After considering its available options to regain compliance, the Company concluded that efforts to secure a continuation of the current listing of its common stock were not in its best interests. The Company notified Nasdaq on April 15, 2011 of its intention to voluntarily delist its common stock from The NASDAQ Capital Market, and to file a Form 25 with the SEC and Nasdaq on April 20, 2011. The Company expects that trading of its common stock will be suspended from The NASDAQ Capital Market at the open of market trading on May 2, 2011.

Operated by OTC Markets Group Inc., the OTCQB is a market for OTC traded companies that are registered and reporting with the Securities and Exchange Commission.  The Company’s common stock will continue to be registered with the SEC under the Securities Exchange Act of 1934.

OTC Markets Group Inc. operates the world's largest electronic marketplace for broker-dealers to trade unlisted stocks.  Its OTC Link platform supports an open network of competing broker-dealers that provide investors with the best prices in over 10,000 OTC securities. In 2010, securities on OTC Link traded over $144 billion in dollar volume, making it the third largest U.S. equity trading venue after NASDAQ and the NYSE. Operated by OTC Markets Group Inc., the OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities Exchange Commission. The Company's shares will continue to trade under the symbol IBNK on the computerized OTCQB system. Investors will be able to view stock quotes for IBNK at http://www.otcmarkets.com.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A.  As of December 31, 2010, Integra Bank had $2.4 billion in total assets.  Integra Bank currently operates 52 banking centers and 100 ATMs at locations in Indiana, Kentucky and Illinois.  Integra Bank Corporation's common stock is listed on The NASDAQ Capital Market under the symbol IBNK.  Additional information may be found at www.integrabank.com.

This press release includes forward-looking statements, and Integra Bank Corporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the Company’s expectations regarding future events, including the delisting of its common stock from The NASDAQ Capital Market and prospects for a market developing on alternative trading services. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties can be found in the Company’s periodic reports that it files with the SEC. The Company undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Mike Alley, Chairman and CEO - 812-461-5795
Mike Carroll, Chief Financial Officer - 812-464-9673
Gretchen Dunn, Shareholder Relations - 812-464-9677

Web site:

We routinely post important information for investors on our website, http://www.integrabank.com, in the "Investor Relations" section under "Corporate Information". We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.